BRAVERMAN & COMPANY, P.C.

Certified Public Accountants

1255 McDonald Drive

PRESCOTT, AZ 86303

CELL 602-881-3870

 PHONE  928-771-1122, FAX 928-777-8378

hiluv007@aol.com

August 16, 2004

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of the 8-K dated August 16, 2004 of Ameralink,Inc. and are in agreement with the statements  concerning our firm contained therein.

 /s/ Braverman & Company, P.C.

     Prescott, Arizona